UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported)
April 4, 2018

Douglas Emmett, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-33106	20-3073047
(State or other jurisdiction of incorporation)	Commission file number	(I.R.S. Employer identification No.)

808 Wilshire Boulevard, Suite 200, Santa Monica, California 90401
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (310) 255-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On April 4, 2018, the Board of Directors (the "Board") of Douglas Emmett, Inc. (the “Company”) amended the Company’s bylaws to permit stockholders, as well as the Board, to amend the Company’s bylaws (other than the procedures for the indemnification of directors and officers of the Company or for amendment of the bylaws). Accordingly, effective immediately, stockholders holding a majority of the outstanding shares can approve any such bylaw amendment submitted by the Board or by a group of up to twenty stockholders who have owned at least three percent of the outstanding shares for at least three years.

In adopting the ownership requirement, the Board sought to limit wasted resources and stockholder attention on proposals that advance ancillary goals with little chance of success. The Board was not responding to any specific proposal, but developed this change to the bylaws in consultation with its stockholders. The Board adopted the 3%/3 year proxy access standard to avoid proposals that cannot demonstrate even minimal support from longer term stockholders. The Board noted that (according to recent filings) 94% of the Company's outstanding stock is held by stockholders owning at least 0.15% of the outstanding stock, including 8 stockholders (representing more than 58% of outstanding stock) who each held more than 3% individually.

This summary is subject in its entirety to the full text of the Company’s Bylaw Amendment which is being filed with this Current Report on Form 8-K as Exhibit 3.1 and is incorporated herein by reference.

Exhibit No.    Description

3.1    Bylaw Amendment

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOUGLAS EMMETT, INC.

Dated:	April 6, 2018	By:	/s/ MONA M. GISLER
Mona M. Gisler
Chief Financial Officer